EXHIBIT 16.1

Direct Line: +44 (0) 207 063 4393 Email: robin.stevens@mazars.co.uk

December 3, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Changda International Holdings’ Form 8-K dated December 3, 2009, and we agree with the statements made therein relating to Mazars LLP.

Yours truly,

/s/ Mazars LLP
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Mazars LLP